                                                                    EXHIBIT 10.1

                                    AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into as of March 8, 2002, by and among GROUP 4 FALCK A/S, a Danish company (referred to herein together with its subsidiaries and affiliates as "Group 4 Falck"), WACKENHUT CORRECTIONS CORPORATION, a Florida corporation (referred to herein together with its subsidiaries and affiliates as "WCC"), and THE WACKENHUT CORPORATION, a Florida corporation and, where the meaning of the Agreement so indicates, the successor entity after the Acquisition (referred to herein together with its subsidiaries and affiliates (other than WCC) as "TWC").

         WHEREAS, Group 4 Falck proposes to acquire TWC (the "Acquisition"); and

         WHEREAS, TWC owns approximately 57% of WCC and public shareholders own approximately 43% of WCC on an undiluted basis; and

         WHEREAS, Group 4 Falck desires that the Board of Directors of WCC, acting on the advice of a committee of independent directors, approve the Acquisition in order to avoid the adverse voting rights consequences which otherwise would result under the Florida Control Share Act, Fla.
Stat.ss.607.0902; and

         WHEREAS, WCC desires that Group 4 Falck and TWC provide for certain procedures to ensure that the interests of the WCC minority shareholders are protected, including by means of ensuring the independence of the Board of Directors, the continuity of management and the ability to compete freely with Group 4 Falck; and

         WHEREAS, WCC is willing to provide Group 4 Falck with certain representations, warranties and covenants relating to the Acquisition;

         NOW, THEREFORE, in consideration of the premises and agreement and covenants contained herein, the parties hereto do hereby agree as follows:

         1. COVENANTS. Based on the fact that the Board of Directors of WCC has approved the Acquisition, Group 4 Falck and TWC agree to take all necessary action to implement the following on and after the effective date of the
Acquisition:

                  (a) The majority of the Board of Directors of WCC shall be composed of Independent Directors. As used in this Agreement, the term "Independent Directors" shall mean persons who are not (i) officers, directors (other than directors of WCC) or employees of Group 4 Falck, TWC, WCC or any of their subsidiaries or affiliates; (ii) officers, directors, employees or shareholders of any entity that provides goods or services of a material nature to Group 4 Falck, TWC or WCC or any of their subsidiaries; or (iii) members of the immediate families of any such persons. Immediately following the effective date of the Acquisition the Board of Directors shall be comprised of nine members, two of which shall be reserved for Group 4 Falck representatives ("Group 4 Falck Directors"), two of which shall be reserved for WCC officers

("WCC Directors"), and five of which shall be Independent Directors. The names and designation of all of the members of the WCC Board of Directors immediately following the Acquisition shall be as set forth on EXHIBIT A attached hereto. The remaining current WCC directors have agreed to resign contemporaneously with the consummation of the Acquisition.

                  (b) Two members of the Nominating and Compensation Committee of the Board of Directors of WCC shall be Independent Directors and one member of such Committee shall be a Group 4 Falck Director. The Group 4 Falck Directors shall have the right to veto up to two Independent Director nominees of the Nominating and Compensation Committee for election as directors per year, in which case the Nominating Committee shall nominate alternative nominees. Group 4 Falck agrees to cause TWC to vote its shares of WCC common stock in favor of the non-vetoed and/or replacement nominees designated by the Nominating and Compensation Committee. Subject to the due exercise of their fiduciary duties, the Nominating and Compensation Committee will nominate the nominees of Group 4 Falck as the Group 4 Falck Directors. Group 4 Falck acknowledges that the Audit Committee of the Board of Directors of WCC is required by applicable regulations to be composed entirely of Independent Directors. This Section 1(b) will terminate on the one-year anniversary of the consummation of the Acquisition.

                  (c) No officer, director, employee or representative of Global Solutions Ltd or any other division of Group 4 Falck that includes its prison management and related services shall be a director of WCC.

                  (d) No representatives or designees of Group 4 Falck or TWC shall be directors of any non-United States subsidiary of WCC.

                  (e) Management lines of reporting for WCC executives shall be directly to the WCC Board of Directors and not to any Group 4 Falck or TWC executive.

                  (f) Each of Group 4 Falck and WCC shall be free and unimpeded by this Agreement to compete in all of their existing lines of business anywhere in the world (except as provided in Section 1(g) below). WCC executives shall be responsible for the negotiation of all WCC financing arrangements, subject to the final approval of the WCC Board of Directors.

                  (g) Neither Group 4 Falck nor TWC shall engage in the business of managing or operating prison, detention facility or mental health facility management business anywhere in the United States, provided the foregoing shall not apply to any consulting business of Group 4 Falck or TWC.

                  (h) Group 4 Falck / TWC Directors shall not have access to any WCC bids, pricing or contract information in any line of business in which Group 4 Falck or TWC competes with WCC. Group 4 Falck Directors shall recuse themselves from any consideration or approval by the WCC Board of Directors of any non-United States proposal for services by WCC or any WCC subsidiary or joint venture that would be competitive with any business of Group 4 Falck.

                  (i) In the event that any governmental antitrust, fair trade or similar authority requires divestiture of any assets or business lines as a condition of approving the Acquisition and gives Group 4 Falck and WCC




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discretion as to which assets to divest, Group 4 Falck and WCC shall mutually cooperate to determine what divestiture is in their mutual best interests. In the event any such authority requires a specific divestiture without giving such discretion, the parties agree to comply with such specific divestiture.

         2. CONFIDENTIALITY. Group 4 Falck agrees that prior to serving as a member of the WCC Board of Directors, Group 4 Falck Directors shall first be required to sign a confidentiality agreement that prohibits each Group 4 Falck Director from divulging or sharing any WCC bidding, financial or contractual information, or any other proprietary or competitively sensitive information, that in each case pertains to any proposal or project in any non-United States territories where Group 4 Falck is or may reasonably be expected to become a competitor relating to WCC's existing business lines.

         3. REGISTRATION RIGHTS.

                  (a) WCC agrees to grant Group 4 Falck demand registration rights on not less than three occasions, one of which shall become exercisable every six months over the 18-month period following the consummation of the Acquisition, such that all of the shares of WCC held directly or indirectly by Group 4 Falck following the consummation of the Acquisition would be registered under all applicable securities laws for sale by Group 4 Falck.

                  (b) Group 4 Falck shall be entitled to "piggyback" registration rights on all registrations of WCC or on any demand registrations of any other shareholders of WCC subject to the right, however, of WCC and its underwriters to reduce the number of shares proposed to be registered pro rata in view of market conditions.

                  (c) Group 4 Falck shall be entitled to unlimited demand registrations on Form S-3 (if available to WCC) commencing on the 18-month anniversary date of the consummation of the Acquisition.

                  (d) WCC shall bear all registration expenses (exclusive of underwriting discounts and commissions) of all such piggyback and S-3 registrations (including the expense of one special counsel of Group 4 Falck). Group 4 Falck shall bear such expenses for demand registrations. These registration rights will be further documented in a registration rights agreement reasonably acceptable to Group 4 Falck and WCC.

         4. CONTROL SHARE ACQUISITION STATUTE. WCC hereby confirms that it has taken any and all actions, including without limitation the approval by the Board of Directors of WCC, necessary or appropriate in order to opt out of or otherwise render the Florida Control Share Acquisition Statute, Fla. Stat. ss.607.0902, inapplicable to the direct or indirect acquisition by Group 4 Falck of the shares of WCC held directly or indirectly by TWC immediately prior to the consummation of the Acquisition and otherwise cause such acquisition not to constitute a "control share acquisition" under such statute. A copy of the duly adopted resolutions of the Board of Directors of WCC implementing the provisions of this Section 4 and approving the other provisions of this Agreement are attached hereto as EXHIBIT B.

         5. WCC REPRESENTATIONS AND WARRANTIES AND COVENANTS. WCC makes the following representations and warranties and covenants to Group 4 Falck:

                  (a) WCC has filed all registration statements, forms, reports and other documents (collectively, the "SEC Reports") required to be filed by WCC with the SEC since January 1, 1998. The WCC SEC Reports (i) have been filed on a timely basis, (ii) have been prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports; and (iii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the WCC SEC Reports at the time filed (the "WCC Consolidated Financial Statements") (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis through the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange
Act) and (ii) fairly presented or will fairly present in accordance with GAAP the consolidated financial position of WCC and its subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of WCC and its subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount.

                  (c) Intentionally omitted.

                  (d) WCC agrees to use its best efforts to secure the resolution of all issues and required waivers arising from or relating to any non-competition provisions, any pre-emptive rights provisions and any change of control provisions that could restrict the ability of Group 4 Falck or any of its affiliates or subsidiaries to conduct business in Australia or South Africa and, upon request by Group 4 Falck, to assist in any negotiations with respect to such matters.

         6. ACQUISITION COVENANTS. WCC covenants to Group 4 Falck as set forth on EXHIBIT C attached hereto. An officer of WCC or a disinterested member of the Board of directors of WCC shall deliver a certificate to Group 4 Falck as of the date of the consummation of the Acquisition certifying the foregoing.

         7. MUTUAL REPRESENTATIONS AND WARRANTIES. Each of WCC, Group 4 Falck and TWC represents and warrants to the other parties to this Agreement as follows: (i) there is nothing in any agreement such party has entered into that in any way will limit its ability to perform all of the obligations undertaken by it under this Agreement; (ii) such party is not a party to any agreement, understanding or arrangement, direct or indirect, which conflicts with any provision of this Agreement; and (iii) such party has duly authorized, executed and delivered this Agreement and (assuming the due authorization, execution and delivery of this Agreement by the other parties hereto) this Agreement constitutes a valid and binding obligation of such party.

         8. TRANSACTION COSTS. Group 4 Falck and TWC agree that all reasonable costs incurred by WCC arising from or related to the Acquisition, including but not limited to legal fees incurred by WCC, and fees paid for legal and investment banking advice by the committee of independent directors appointed by the Board of Directors of WCC to consider the approval of the Acquisition, shall be deemed acquisition transaction costs ("WCC Costs") and paid as follows: (i) if the Acquisition is consummated, by Group 4 Falck and TWC upon consummation of the Acquisition and (ii) if the Merger Agreement is terminated or the Acquisition if otherwise abandoned, by TWC upon such termination or abandonment; provided, however, that in no event shall the amount of WCC Costs exceed an aggregate amount of $700,000. This Section 8 shall be enforceable whether or not the Acquisition is consummated.

         9. SUBSEQUENT WCC SHARE ACQUISITIONS. Group 4 Falck and TWC agree that neither company, directly or indirectly, on its own or through any subsidiary entity or person, or successor in interest, will after the Acquisition purchase or otherwise acquire any additional shares of WCC stock beyond those acquired as a result of the Acquisition except at a price then established and approved by a majority of the Independent Directors, unless otherwise agreed to and approved by a majority of the Independent Directors.

         10. EMPLOYMENT AGREEMENTS. Group 4 Falck acknowledges that WCC has entered into new Executive Employment and Retirement Agreements for George C. Zoley, Wayne H. Calabrese, and John G. O'Rourke, which will be effective upon consummation of the Acquisition.

         11. RIGHT TO INJUNCTION. In the event any party to this Agreement breaches any provision contained in this Agreement, each of the parties acknowledge that a remedy at law for damages will be inadequate and that the parties seeking to enforce this Agreement will be entitled to an injunction to prevent prospective or continuing breaches hereof.

         12. TERM. The provisions of this Agreement shall survive until the earlier of the three-year anniversary of the date of the consummation of the Acquisition, except Sections 1(c) through 1(h) and 2 hereof which shall survive until such time as Group 4 Falck, directly or indirectly, owns less than 49% of the outstanding shares of common stock of WCC.

         13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         14. SEVERABILITY. The invalidity of any one or more clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law and, in the event that any one or more of the clause or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid clauses or sections had not been inserted.



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

         15. WAIVERS. The waiver by a party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         16. ENTIRE AGREEMENT. Except for the Confidentiality Agreement dated January 23, 2002 and that certain letter agreement dated January 30, 2002, this Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all other agreements, negotiations, understandings and representations between such parties with respect to the subject matter hereof.

         17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                            (Signature Page Follows)



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


         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                             GROUP 4 FALCK A/S

                                             By  /s/ Lars Norby Johansen
                                                ------------------------------
                                             Name: Lars Norby Johansen
                                             Title: President & Chief Executive
                                                    Officer

                                             By: /s/ Derrick Miller
                                                ------------------------------
                                             Name: Derrick Miller
                                             Title: Chief Financial Officer


                                             WACKENHUT CORRECTIONS CORPORATION

                                             By /s/ George Zoley
                                                ------------------------------
                                             Name: George Zoley
                                             Title: Chief Executive Officer

                                             THE WACKENHUT CORPORATION

                                             By /s/ Richard R. Wackenhut
                                                ------------------------------
                                             Name: Richard R. Wackenhut
                                             Title: President and Chief
                                                    Executive Officer




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



                                    EXHIBIT A

                      MEMBERS OF THE WCC BOARD OF DIRECTORS

I        GROUP 4 FALCK DIRECTORS

         o  Lars Norby Johanssen

         o  Soren Lundsberg-Nielsen



II       WCC DIRECTORS

         o  George C. Zoley

         o  Wayne H. Calabrese



III      INDEPENDENT DIRECTORS

         o  Richard H. Glanton

         o  Benjamin R. Civiletti

         o  Norman A. Carlson

         o  Fourth Member to be nominated

         o  Fifth Member to be nominated

                                    EXHIBIT B

                            BOARD RESOLUTIONS OF WCC

         WHEREAS, The Wackenhut Corporation, a Florida corporation ("TWC"), which owns approximately 57% of the outstanding shares of Common Stock, par value $0.01 per share (the "Majority Interest"), of Wackenhut Corrections Corporation (the "Corporation"), has been in negotiations to enter into an Agreement and Plan of Merger, substantially in the form of EXHIBIT A hereto (the "Merger Agreement"), with Group 4 Falck A/S ("Group 4 Falck"), pursuant to which TWC will be merged with a subsidiary of Group 4 Falck and become a wholly-owned subsidiary of Group 4 Falck, and Group 4 Falck will indirectly become the beneficial owner of the Majority Interest (the "Proposed Merger");

         WHEREAS, for purposes of meeting the requirements of the Florida Control Share Act as set forth in Section 607.0902(d)(7) of the Florida Business Corporations Act (the "FBCA"), the Merger Agreement requires, as a condition to the consummation of the Proposed Merger, the approval of the Proposed Merger by a majority of the members of the Board of Directors that are deemed disinterested with respect to the Proposed Merger for purposes of the laws of the State of Florida (the "Disinterested Members");

         WHEREAS, on January 31, 2002, the Board of Directors of the Corporation (the "Board of Directors") created a Special Independent Committee of the Disinterested Members of the Board of Directors, consisting of Norman Carlson and Richard Glanton (the "Special Independent Committee"), pursuant to Section
607.0825 of the FBCA, authorizing, empowering and directing the Special Independent Committee, for and on behalf of the Corporation, to evaluate the Proposed Merger, to consider any and all information in connection with the Proposed Merger that the Special Independent Committee in its judgment deemed appropriate and to make a recommendation to the Board of Directors as to whether the Proposed Merger is in the best interests of the Corporation and its minority shareholders; and

         WHEREAS, the Special Independent Committee has negotiated the Agreement presented to the Board of Directors (the "WCC Agreement") by and among the Corporation, TWC and Group 4 Falck in order to safeguard certain interests of the public shareholders in the event the Proposed Merger is consummated; and

         WHEREAS, on the condition that the WCC Agreement is duly entered into, the Special Independent Committee has unanimously recommended that the Board of Directors approve the Proposed Merger and delivered to the Board of Directors a copy of such recommendation, attached hereto as EXHIBIT A (the
"Recommendation");

         NOW, THEREFORE, BE IT RESOLVED, that the WCC Agreement is hereby approved and any and each of the Corporation's officers at the level of Senior Vice President or above be, and each hereby is, authorized and empowered to execute and deliver the WCC Agreement on behalf of the Corporation with such further changes as the Special Independent Committee may determine to be in the best interests of the public shareholders of the Corporation, provided that such approval shall be effective only upon due execution and delivery of the WCC Agreement by the parties hereto; and it is

         FURTHER RESOLVED, that, based upon the Recommendation of the Special Independent Committee, the Board of Directors does hereby approve the Proposed Merger for the purposes of Section 607.0902(d)(7) of the FBCA; and it is

         FURTHER RESOLVED, that any and each of the Corporation's officers at the level of Senior Vice President or above be, and they hereby are, authorized and empowered in the name of the Corporation to take or cause to be taken any and all further actions necessary in order to implement the foregoing resolution.

                                    EXHIBIT C

                              ACQUISITION COVENANTS

1. COVENANTS REGARDING CONDUCT OF BUSINESS. Except as otherwise first approved in writing by Group 4 Falck, which approval shall not be unreasonably withheld or delayed, from the date hereof until the consummation of the Acquisition or until Group 4 Falck and TWC have agreed in writing to terminate the Acquisition, WCC covenants the following:

         (a) CONDUCT BUSINESS IN ORDINARY COURSE. WCC shall and shall cause each of its subsidiaries to (i) conduct its and their business only in the ordinary course, consistent with past practice and in compliance in all material respects with all applicable laws; and (ii) use commercially reasonable efforts to preserve intact their respective business organizations. WCC shall use its commercially reasonable efforts to, and will use its commercially reasonable efforts to cause its subsidiaries to, keep available, in all material respects, the services of the present officers, employees and consultants of WCC and its subsidiaries and to preserve the present relationships of WCC and its subsidiaries with their respective customers, suppliers and other persons with which WCC or its subsidiaries has significant business relations.

         (b) NO CHANGE IN CHARTER OR BYLAWS. WCC shall not, and shall cause its subsidiaries not to, change or otherwise amend its articles of incorporation, bylaws or other organizational documents, as applicable, or cause the articles of incorporation, bylaws or other organizational documents of any of its subsidiaries to be changed or amended.

         (c) NO CHANGE IN CAPITALIZATION. No change will be made (by reclassification, subdivision, reorganization or otherwise) in the authorized or issued capital stock or other securities of WCC (other than pursuant to the exercise of stock options), and no options, warrants or rights to acquire, or securities convertible into or exchangeable for, any shares of capital stock or other securities of any of WCC or any of its subsidiaries shall be issued or granted (other than stock option grants in the ordinary course of business consistent with past practice) and no alteration, acceleration of vesting or other change in the terms of any stock option outstanding on the date of this Agreement will be made.

2. ACCESS TO PROPERTIES, FILES, ETC. WCC shall and shall cause each of its subsidiaries to, at any time from the date hereof until the consummation of the Acquisition or until Group 4 Falck and TWC have agreed in writing to terminate the Acquisition, give or cause to be given to Group 4 Falck, its officers, employees, agents, representatives, consultants, accountants, public accountants and general or special counsel reasonable access during normal business hours to WCC's and its subsidiaries' properties, accounts, books, minute books, deeds, title papers, independent accountant's working papers, insurance policies, licenses, agreements, contracts, commitments, tax returns (including without limitation revenue agents' reports and conference reports for the six years ended with the calendar year 2001), records and files of every character, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable, and data processing programs and shall provide to Group 4 Falck all such other information concerning the affairs of WCC as Group 4 Falck may reasonably request, including without limitation promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by WCC or any of its subsidiaries to their shareholders generally, and of each regular or periodic report and any periodic statement or written communication (all such material being collectively referred to as "WCC Reports"), in respect of WCC Reports filed by WCC or any subsidiary with, or received by any of them in connection with, WCC Reports from any securities commission or department and, in any event, including sufficient access in order for Group 4 Falck and its representatives to properly review WCC's operations; PROVIDED, HOWEVER, that WCC shall have no obligation to provide any such access or information (i) which WCC is prevented from disclosing by applicable law or agreements, (ii) which WCC deems confidential or proprietary or (iii) with respect to any area of its business in which it competes with Group 4 Falck.

3. NOTIFICATION OF CERTAIN MATTERS. WCC will give prompt notice, as soon as reasonably practicable, to Group 4 Falck of the occurrence or nonoccurrence of any event, circumstance or condition (i) which has had or is reasonably likely to have a material adverse effect on WCC, (ii) which has caused any representation or warranty of WCC contained in this Agreement to be untrue or inaccurate in any material respect or (iii) which has caused any failure of WCC to comply in all material respects with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

4. CONSENTS. WCC will use its best efforts to obtain all material consents from all third parties required in connection with the consummation of the Acquisition, including without limitation under all of WCC's existing debt facilities and WCC's existing synthetic lease or which are as a result of financing arrangements being put in place as a result of the Acquisition.